Exhibit 99.2

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy securities in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. No public offer of securities is to be made by the Company in the United States. Wynn Macau, Limited (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128) CLOSING OF ISSUE OF US$750 MILLION 5.250% SENIOR NOTES DUE 2021 (to be consolidated and form a single series with the US$600 million 5.250% senior notes due 2021 issued on 16 October 2013) (Stock Code: 5983) Reference is made to Wynn Macau, Limited’s (the “Company”) announcements dated 11 October 2013 in relation to the issue of US$600 million 5.250% senior notes due 2021 (the “Original Notes”), the announcement dated 14 March 2014 in relation to the issue of US$750 million 5.250% senior notes due 2021 (the “Additional Notes”) and the formal notice dated 20 March 2014. The Board is pleased to announce the closing of the issue of the Additional Notes on 20 March 2014. The Notes will be listed on The Stock Exchange of Hong Kong Limited on 21 March 2014. PRINCIPAL TERMS OF THE NOTES Issuer : the Company Aggregate principal amount : US$750 million Offering price : 100.75% of the principal amount of the Additional Notes, plus accrued interest from and including 16 October 2013 Issue date : 20 March 2014 * For identification purposes only.

Interest rate : 5.250% per annum payable semi-annually in arrears on 15 April and 15 October of each year, beginning on April 15, 2014 Maturity date : 15 October 2021, unless earlier redeemed in accordance with the terms thereof First interest payment due date : 15 April 2014 Security Codes : Rule 144A: CUSIP: 98313RAA4 ISIN: US98313RAA41 COMMON CODE: 092889076 Temporary CUSIP: G98149 AB6 Regulation S: ISIN: USG98149AB62 COMMON CODE: 104782019 Regulation S: CUSIP: G98149AA8 ISIN: USG98149AA89 COMMON CODE: 092888894 The Company estimates that the net proceeds from the offering of the Additional Notes will be approximately US$749 million including the premiums, deducting the commissions of the initial purchasers of the Additional Notes and estimated offering expenses payable by the Company and excluding the receipt of accrued interest. The Company intends to use the net proceeds for working capital requirements and general corporate purposes. By Order of the Board Wynn Macau, Limited Stephen A. Wynn Chairman Hong Kong, 21 March 2014 As at the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as Executive Directors); Allan Zeman and Matthew O. Maddox (as Non-Executive Directors); and Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kin-fung Lam (as Independent Non-Executive Directors).